Exhibit 21.1

The following is a list of subsidiaries of the Company. The list omits some subsidiaries which, in the aggregate, would not constitute a significant subsidiary.

	Other Names under which	Jurisdiction of
Name	Subsidiary Does Business	Organization
Carmagen Engineering, Inc.		New Jersey
Carmagen Engineering International, Inc.		New Jersey
DIAPAC Ltd.		Russia
Ecolink LLC		Russia
Envirocoustics A.B.E.E.		Greece
Mistras LLC		Russia
Mistras Canada Inc.		Canada
Mistras GMA Holdings GmbH		Germany
Mistras Group B.V.		The Netherlands
Mistras Group GmbH		Germany
Mistras Group Limited		England and Wales
Mistras Group S.A.		France
Mistras International Holdings Inc.		Delaware
Mistras Metaltec Inc.		Canada
Mistras Optimus Inc.		Canada
Mistras Quebec Holdings Inc.		Canada
NDT do Brasil Ltd.		Japan
Nippon Physical Acoustics Ltd.		Brazil
Physical Acoustics Argentina S.A.		Argentina
Physical Acoustics Corporation		Delaware
Physical Acoustics India Private Ltd.		India
Physical Acoustics South America LTDA		Brazil
Quality Services Laboratories, Inc.		Delaware
QSL NDT Inc.		Delaware
QSL NDT Alberta Inc.		Canada
ThermTech Services, Inc.		Florida